Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-156109

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated June 8, 2009

PROSPECTUS SUPPLEMENT
(To prospectus dated April 9, 2009)

50,000,000 Shares

CBL & Associates Properties, Inc.

Common Stock

              We are offering 50,000,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol "CBL." On June 5, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $7.36 per share.

              In order for us to maintain our qualification as a REIT for federal income tax purposes, our Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides for an ownership limit which generally prohibits, with certain exceptions, direct or constructive ownership by one person, as defined in our Certificate of Incorporation, of equity securities representing more than 6% of the combined total value of our outstanding equity securities.

              Investing in our common stock involves substantial risks. See "Supplemental Risk Factors" beginning on page S-6 of this prospectus supplement and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and have been filed with the Securities and Exchange Commission.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

              We have granted the underwriters an option to purchase up to 7,500,000 additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about June     , 2009.

Joint Book-Running Managers

Merrill Lynch & Co.	Wachovia Securities

The date of this prospectus supplement is June     , 2009.

Prospectus Supplement

              You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the specified dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

              We provide information to you about us and our common stock in two separate documents, including the documents incorporated by reference therein, that offer varying levels of detail:

  •
  The accompanying prospectus, which provides general information, some of which may not apply to this offering of our common stock; and

  •
  This prospectus supplement, which provides certain information about us and a summary of the terms of this offering of our common stock.

              This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

              The Securities and Exchange Commission ("SEC") allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC prior to the termination of this offering will automatically update and supersede the information contained or previously incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended ("Exchange Act"):

  •
  Annual Report on Form 10-K for the year ended December 31, 2008, as filed on March 2, 2009 (our "2008 Annual Report");

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as filed on May 11, 2009 (our "March 2009 Quarterly Report");

  •
  Proxy Statement filed on March 27, 2009;

  •
  Current Reports on Form 8-K dated and filed on the following dates:

Dated	Filed
February 4, 2009	February 10, 2009
February 27, 2009	February 27, 2009
May 5, 2009	May 11, 2009
May 14, 2009	May 14, 2009; and
  •
  The description of our common stock contained in our Registration Statement on Form 8-A dated October 25, 1993, and any amendment or report filed for the purpose of updating such description.

              We are also incorporating by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

              We will provide to you, without charge, upon your written or oral request, a copy of any or all documents incorporated by reference in this prospectus supplement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this prospectus supplement). Such requests should be directed to our Investor Relations Department, CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000 (telephone number (423) 855-0001). For more information about how to obtain the documents that are incorporated by reference into this prospectus supplement, see "How to Obtain More Information" in the accompanying prospectus.

ii

FORWARD-LOOKING STATEMENTS

              This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact should be considered to be forward-looking statements.

              Forward-looking statements can often be identified by the use of forward-looking terminology, such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "may," "will be" and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

              Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be achieved. It is possible that the actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. Some of the factors that could cause actual results to differ include, without limitation:

  •
  general industry, economic and business conditions;

  •
  interest rate fluctuations, costs and availability of capital and capital requirements;

  •
  costs and availability of real estate;

  •
  inability to consummate acquisition opportunities;

  •
  competition from other companies and retail formats;

  •
  changes in retail rental rates in our markets;

  •
  shifts in customer demands;

  •
  tenant bankruptcies or store closings;

  •
  changes in vacancy rates at our properties;

  •
  changes in operating expenses;

  •
  changes in applicable laws, rules and regulations; and

  •
  the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future refinancing requirements and business.

              This list of risks and uncertainties, however, is only a summary and is not intended to be exhaustive. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under "Supplemental Risk Factors," beginning on page S-5 of this prospectus supplement and under "Risk Factors" in our 2008 Annual Report and March 2009 Quarterly Report, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and have been filed with the SEC, as well as other information contained in our publicly available filings with the SEC. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUPPLEMENT SUMMARY

              The following summary may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully before deciding whether to invest in our common stock. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, "the Company," "we," "us" and "our" refer to CBL & Associates Properties, Inc. and its consolidated subsidiaries. Unless otherwise indicated, the information in this prospectus supplement is as of March 31, 2009 and assumes that the underwriters do not exercise their option to purchase additional shares of our common stock, as described in "Underwriting."

 CBL & Associates Properties, Inc.

              We are a self-managed, self-administered, fully integrated real estate investment trust ("REIT") that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, community centers and office properties. We currently own interests in a portfolio of properties, consisting of enclosed regional malls, open-air centers, associated centers (each of which is part of a regional shopping mall complex), community centers, a mixed-use center, office buildings (including our corporate office building) and joint venture investments in similar types of properties. We may also own from time to time shopping center properties that are under development or construction, as well as options to acquire certain shopping center development sites. Our shopping center properties are located in 27 domestic states and in Brazil but are primarily in the Southeastern and Midwestern United States. We have elected to be taxed as a REIT for federal income tax purposes.

              We conduct substantially all of our business through CBL & Associates Limited Partnership (the "Operating Partnership"). We currently own an indirect majority interest in the Operating Partnership, and one of our wholly owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation, is its sole general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") applicable to REITs, our property management and development activities and sales of peripheral land are carried out through CBL & Associates Management, Inc., our "Management Company." Our Operating Partnership owns 100% of the stock of the Management Company.

              In order for us to maintain our qualification as a REIT for federal income tax purposes, our Certificate of Incorporation, provides for an ownership limit which generally prohibits, with certain exceptions, direct or constructive ownership by one person, as defined in our Certificate of Incorporation, of equity securities representing more than 6% of the combined total value of our outstanding equity securities.

              Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001. Our website address is: cblproperties.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Credit Facilities

              We have recently extended and modified our $105 million secured credit facility and received commitments from certain of our lenders for the extension and modification of significant portions of our key credit facilities as described below. Such commitments are subject to the negotiation and execution of definitive loan documentation and other customary closing conditions; accordingly, no assurance can be given that we will be successful in consummating the extension and modification of these credit facilities.

              On May 15, 2009, we extended and modified our $105 million secured credit facility with First Tennessee Bank NA. The modified facility reflects an extension of the maturity of the facility from June 2010 to June 2011, and amounts outstanding thereunder will bear interest at an annual rate equal to one-month, three-month, six-month or, if available, twelve-month LIBOR (as selected by us) plus 300 basis points, subject to a minimum annual interest rate of 4.50%. As of June 5, 2009, approximately $35.5 million was outstanding under this facility.

              As of June 5, 2009, we have received commitments from participants in our $525 million secured credit facility, representing approximately 80% of the lending commitments thereunder, to extend and modify the facility. The commitments reflect an extension of the facility's maturity from February 2010 to February 2012, with an option to extend the maturity for one additional year (subject to continued compliance with the terms of the facility), and amounts outstanding under the facility will bear interest at an annual rate equal to one-month, three-month or six-month LIBOR (as selected by us) plus 325 to 425 basis points (depending upon our leverage ratio), with LIBOR subject to a minimum of 1.50% for periods commencing on or after January 1, 2010. We are continuing to seek additional lending commitments to this facility from existing participants in the facility and from other lending institutions. As of June 5, 2009, approximately $524.8 million was outstanding under this facility. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of this offering, and Wachovia Bank, N.A. and Wells Fargo Bank, N.A., affiliates of Wachovia Capital Markets, LLC, also an underwriter of this offering, are each lenders under this facility and Wells Fargo Bank, N.A. acts as administrative agent under this facility.

              As of June 5, 2009, we have received commitments from participants in our $560 million unsecured credit facility, representing approximately 91% of the lending commitments thereunder, to extend and modify the facility. The commitments provide for the facility to be converted over an 18-month period into a secured facility, and that the maturity of the facility will be extended from August 2011 to April 2014. The commitments provide for certain borrowings under the facility to be used to repay, at maturity, a number of non-recourse, property-specific mortgages that mature in 2009 and 2010. The assets securing the discharged mortgage indebtedness will then be pledged as collateral to secure this facility. We expect that amounts outstanding under the facility will bear interest at an annual rate equal to one-month, three-month or six-month LIBOR (as selected by us) plus a spread that increases over the facility's term, commencing with a spread of 75 to 120 basis points (depending upon our leverage ratio) through August 2010, a spread of 145 to 190 basis points (depending upon our leverage ratio) for the period from September 1, 2010 through August 2011 and increasing thereafter to 325 to 425 basis points (depending upon our leverage ratio) until maturity, with LIBOR subject to a minimum of 1.50%. We are continuing to seek additional lending commitments to this facility from existing participants in the facility and from other lending institutions. As of June 5, 2009, approximately $522.5 million was outstanding under this facility. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of this offering, and Wachovia Bank, N.A. and Wells Fargo Bank, N.A., affiliates of Wachovia Capital Markets, LLC, also an underwriter of this offering, are each lenders under this facility and Wells Fargo Bank, N.A. acts as administrative agent under this facility.

Junior Anchor Space Update

              In the third and fourth quarters of 2008 we experienced tenant bankruptcy filings and store closures resulting in approximately 1.8 million square feet of vacant junior anchor space (locations between 20,000 square feet and 49,999 square feet). As of June 5, 2009, we have re-leased or signed commitments relating to approximately 26% of this junior anchor space that was vacated. Leasing transactions for junior anchor space for which a commitment is in place are subject to the negotiation and execution of definitive leases; accordingly, no assurance can be given that we will be successful in executing leases relating to all junior anchor space for which we have commitments.

Recent Mortgage Financing

              Recently, we executed term sheets relating to refinancings secured by mortgages on Volusia Mall, located in Daytona Beach, Florida and Honey Creek Mall, located in Terre Haute, Indiana. These loans are expected to mature in 10 years and bear interest at 8% per year. In the aggregate, these loans are expected to provide approximately $10 million in excess proceeds after retiring the existing mortgages of $51.2 million and $30.1 million secured by Volusia Mall and Honey Creek Mall, respectively. We intend to use the excess proceeds plus cash on hand to retire the $30.1 million loan (balance as of June 5, 2009) secured by Bonita Lakes Mall and Bonita Crossing in Meridian, Mississippi, that matures in October 2009.

              During the first quarter of 2009 we closed a $74.1 million loan secured by Cary Towne Center in Cary, North Carolina that will mature in March 2017. The balloon payment at maturity on this loan is $45.1 million. In April, we extended the maturity date on the loan secured by St. Clair Square in Fairview Heights, Illinois to April 2010. The balloon payment at maturity on this loan is $56.8 million.

              As a result of these recent financing activities we have closed, or received commitments to extend or refinance, all but one of our non-recourse, property-specific mortgage loans that, as of March 31, 2009, were scheduled to mature in 2009.

              Many of our mortgage loans provide for periodic amortization of a portion of the loan's principal amount, resulting in reduced leverage prior to the loan's maturity. Principal amortization for the year ended December 31, 2008, including our share of amortization from unconsolidated debt, was approximately $76.5 million.

              As of June 5, 2009, the balance at maturity of our property-specific mortgage debt maturing in 2010 and 2011 was $512.4 million and $395.0 million, respectively. We estimate that the weighted average debt yield for the debt currently scheduled to mature in 2010 and 2011 is 17.6% based on net operating income ("NOI") for the year ended December 31, 2008 and mortgage balances due at maturity. For commercial mortgage backed securities ("CMBS") mortgages currently scheduled to mature in 2010 and 2011, we estimate a weighted average debt yield of 18.3% based on 2008 NOI and the mortgage balances due at maturity. For non-CMBS mortgages currently scheduled to mature in 2010 and 2011, we estimate a weighted average debt yield of 17.2% based on 2008 NOI and the mortgage balances due at maturity. Debt yield is defined as NOI attributable to the securing property divided by the related mortgage balance.

              NOI is a supplemental measure of the operating performance of our shopping centers. We define NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs). Our definition of NOI may be different than that used by other companies and, accordingly, our NOI may not be comparable to that of other companies.

Other Capital Sources and Uses

              We have four major development projects currently under construction that are scheduled to open in 2009. No additional equity funding is currently required for these projects. Construction loans are in place for the remaining development costs. As of March 31, 2009, we had available capacity on these loans of approximately $135 million.

              We have taken certain steps to reduce costs, including overhead reductions, vendor contract renegotiations, travel and convention savings and other cost containment measures. We estimate annual cost savings of approximately $35 million as a result of these cost containment actions. In addition, discretionary capital expenditures are expected to be less than $75 million during 2009.

Dividend Policy

              Our Board of Directors has determined to reduce our annual common stock dividend to the minimum amount required for us to distribute approximately 100% of our taxable income for 2009. We previously paid dividends during 2009 aggregating $0.74 per share of common stock. On June 1, 2009 our Board of Directors declared a quarterly common stock dividend of $0.11 per share of common stock, payable entirely in cash. The dividend is payable on July 15, 2009 to holders of record of our common stock on June 30, 2009; accordingly, purchasers of common stock in this offering who hold such stock on June 30, 2009 will be entitled to receive this dividend. Giving effect to the offering described herein, we currently expect to pay two quarterly cash dividends on our common stock for the remainder of 2009. The second such dividend is expected to be declared in December 2009 and paid in 2010. Our Board of Directors also has declared cash dividends payable on our two outstanding public issues of preferred stock.

              Depending upon our liquidity needs, we reserve the right to pay any or all of our quarterly common stock dividends in a combination of shares of common stock and cash in accordance with applicable Internal Revenue Service (the "IRS") revenue procedures. See "Supplemental Risk Factors—We may change the dividend policy for our common stock in the future."

Forbearance and Waiver Agreement

              In contemplation of this offering, certain holders of units in our Operating Partnership, including certain of our executive officers and their affiliates as well as certain affiliates of Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (collectively, the "Deferring Holders"), entered into a Forbearance and Waiver Agreement, dated June 2, 2009 (the "Forbearance Agreement"), with the Company. The Deferring Holders have agreed to defer their right to exchange an aggregate of 37 million of their Operating Partnership units for shares of our common stock or cash (at our election), until the earlier of (A) the close of business on the date upon which we effectively amend our Certificate of Incorporation to increase our authorized share capital to include at least 217 million shares of common stock (the "Replenishment Date") or (B) December 31, 2009. The Deferring Holders also agreed to waive the Company's obligation under the Operating Partnership Agreement to reserve a sufficient number of shares of common stock to satisfy the Operating Partnership exchange rights with respect to such units until the Replenishment Date, regardless of when such date occurs.

The Offering

Issuer	CBL & Associates Properties, Inc.
Common Stock Offered	50,000,000 shares of our common stock (57,500,000 shares of common stock if the underwriters exercise their option to purchase additional shares of our common stock in full).
Common Stock to be Outstanding After this Offering	121,200,538 shares of our common stock, excluding 7,500,000 shares of common stock that may be issued if the underwriters exercise their option to purchase additional shares of our common stock in full. The number of shares of common stock to be outstanding after this offering also does not include shares of common stock reserved for issuance upon exchanges of units in our Operating Partnership and in connection with certain equity compensation plans and dividend reinvestment plans.
Use of Proceeds	We expect to receive net proceeds from the sale of the common stock of approximately $ million, after deducting the underwriting discount and other estimated offering expenses. If the underwriters exercise their option to purchase additional shares of our common stock in full, our net proceeds from this offering will be approximately $ million, after deducting the underwriting discount and other estimated offering expenses.
We will contribute the net proceeds from the sale of our common stock to the Operating Partnership in exchange for a number of units to be issued by the Operating Partnership equal to the number of shares of common stock sold in this offering, thereby increasing our ownership of the Operating Partnership.
The Operating Partnership will use the net proceeds to reduce amounts outstanding under our credit facilities and for general corporate purposes.
Restrictions on Ownership	In order for us to maintain our qualification as a REIT for federal income tax purposes, our Certificate of Incorporation provides for an ownership limit which generally prohibits, with certain exceptions, direct or constructive ownership by one person, as defined in our Certificate of Incorporation, of equity securities representing more than 6% of the combined total value of our outstanding equity securities. See "Description of Capital Stock—Description of Common Stock—Restrictions on Transfer" in the accompanying prospectus for additional information regarding this limitation.
Risk Factors	Investing in our common stock involves substantial risks. See "Supplemental Risk Factors" beginning on page S-6 of this prospectus supplement and "Risk Factors" in our 2008 Annual Report and March 2009 Quarterly Report for a discussion of certain considerations relevant to an investment in our common stock.

SUPPLEMENTAL RISK FACTORS

              Investing in our common stock will provide you with an equity ownership in CBL & Associates Properties, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of our common stock that you own will be affected by various matters, including the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions, and you could lose all or part of your investment.

              Investing in our common stock involves risks. As we have previously disclosed, we expect that the current economic downturn will continue to create pressure on the fundamentals of our business, including our ability to collect rental revenues from tenants in a timely manner, maintain current occupancy levels and achieve positive growth in rents from renewals of existing tenant leases or from leases with new tenants. Additionally, the deteriorating economic conditions have resulted in increased volatility and uncertainty in the financial markets. As a result, there has been a reduction in the availability of refinancing as lenders have become more conservative when granting credit, and credit that is extended generally results in lower loan-to-value ratios, higher interest rates and other restrictive provisions.

              In deciding whether to invest in our common stock, you should carefully consider the following supplemental risk factors and the risks described under "Risk Factors" in our 2008 Annual Report and March 2009 Quarterly Report, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein. The risks and uncertainties described in this prospectus supplement, our 2008 Annual Report and our March 2009 Quarterly Report are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

After this offering our indebtedness will be substantial and could impair our ability to obtain additional financing.

              On a pro forma basis as of March 31, 2009, assuming the completion of this offering and the use of the net proceeds therefrom as described under "Use of Proceeds," our total share of consolidated and unconsolidated debt would have been approximately $6,293.6 million. As of such date, and giving effect to the foregoing assumptions, our total share of consolidated and unconsolidated debt maturing in 2009, 2010 and 2011, giving effect to all maturity extensions received to date, would have been approximately $164.9 million, $1,066.8 million and $703.5 million, respectively. Our existing consolidated and unconsolidated debt obligations generally contain maturity extension options which are available to us only if we are in compliance with all of the terms of the related indebtedness and we pay an extension fee to the lender. No assurance can be given that we will meet all of the conditions necessary to exercise any maturity extension option at the relevant time.

              At March 31, 2009, our total share of consolidated and unconsolidated debt outstanding was approximately $6,645.6 million, which represents approximately 92.1% of our total market capitalization at that time. Giving effect to all maturity extensions available at our option (which requires continued compliance with the terms of the indebtedness and payment of a fee), as of March 31, 2009, the balance at maturity of our share of total consolidated and unconsolidated debt (after giving effect to amortization through maturity) was approximately $6,200.1 million, including $163.2 million, $1,073.3 million, $1,017.2 million, $911.9 million and $3,034.5 million currently scheduled to mature in

2009, 2010, 2011, 2012 and thereafter, respectively. Our substantial leverage could have important consequences. For example, it could:

  •
  result in the acceleration of a significant amount of debt for non-compliance with the terms of such debt or, if such debt contains cross-default or cross-acceleration provisions, other debt;

  •
  result in the loss of assets due to foreclosure or sale on unfavorable terms, which could create taxable income without accompanying cash proceeds;

  •
  materially impair our ability to borrow unused amounts under existing financing arrangements or to obtain additional financing or refinancing on favorable terms or at all;

  •
  require us to dedicate a substantial portion of our cash flow to paying principal and interest on our indebtedness, reducing the cash flow available to fund our business, to pay dividends, including those necessary to maintain our REIT qualification, or to use for other purposes;

  •
  increase our vulnerability to the ongoing economic downturn;

  •
  limit our ability to withstand competitive pressures; or

  •
  reduce our flexibility to respond to changing business and economic conditions.

              If any of the foregoing occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, and the trading price of our common stock could decline significantly. For additional information regarding risks associated with our indebtedness, see "Risk Factors" in our 2008 Annual Report and March 2009 Quarterly Report.

We may change the dividend policy for our common stock in the future.

              Our Board of Directors has determined to reduce our annual common stock dividend to the minimum amount required for us to distribute approximately 100% of our taxable income for 2009.

              We currently expect that any dividends for the remainder of 2009 will be paid entirely in cash. However, depending upon our liquidity needs, we reserve the right to pay any or all of these dividends in a combination of cash and shares of common stock, in accordance with applicable revenue procedures of the IRS. A recent IRS revenue procedure allows us to satisfy our 2009 REIT distribution requirement by distributing up to 90% of our aggregate 2009 common stock dividends in shares of our common stock in lieu of cash. In the event that we pay a portion of our dividends in shares of our common stock, taxable U.S. stockholders would be required to pay tax on the entire amount of the dividend, including the portion paid in shares of common stock, in which case such stockholders may have to use cash from other sources to pay such tax. If a U.S. stockholder sells the common stock it receives as a dividend in order to pay its taxes, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold federal tax with respect to our dividends, including dividends that are paid in common stock. In addition, if a significant number of our stockholders sell shares of our common stock in order to pay taxes owed on dividends, such sales would put downward pressure on the market price of our common stock.

              The decision to declare and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our Board of Directors and will depend on our earnings, taxable income, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred stock, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, Delaware law and such other factors as our Board of Directors deems relevant. While the statements above concerning dividend payments for 2009 reflect our current intentions, any actual dividends payable will be determined by our Board of Directors based upon the circumstances at the time of declaration, and the actual dividends payable may vary from such intended amounts. To the extent our Board of Directors determines to pay a portion of any dividend in shares of our common stock, our ability to do so may be limited by the amount of common stock then authorized, which will be limited after completion of this offering. See the discussion below under "—We have a limited number of authorized shares of common stock available for issuance, and if our stockholders do not approve an increase in the authorized number of shares of our common stock we may be unable to raise significant additional capital beyond this offering." Any change in our dividend policy could have a material adverse effect on the market price of our common stock.

This offering is expected to be dilutive, and there may be future dilution of our common stock.

              After giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds as described under "Use of Proceeds," we expect that this offering will have a dilutive effect on our previously announced estimated earnings per share and funds from operations per share for the year ending December 31, 2009. The actual amount of dilution cannot be determined at this time and will be based on numerous factors. Additionally, subject to the discussion below under "—We have a limited number of authorized shares of common stock available for issuance, and if our stockholders do not approve an increase in the authorized number of shares of our common stock we may be unable to raise significant additional capital beyond this offering," we are not restricted by our organizational documents, contractual arrangements or otherwise from issuing additional common stock or preferred shares, including any securities that are convertible into or exchangeable or exercisable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities in the future. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. Additionally, future sales or issuances of substantial amounts of our common stock may be at prices below the offering price of the common stock offered by this prospectus supplement and may adversely impact the market price of our common stock.

We have a limited number of authorized shares of common stock available for issuance, and if our stockholders do not approve an increase in the authorized number of shares of our common stock we may be unable to raise significant additional capital beyond this offering.

              As of June 5, 2009, we had 180,000,000 authorized shares of common stock, of which 71,200,538 shares of common stock were issued and outstanding and, after giving effect to the Forbearance Agreement, an additional 16,014,020 were reserved for issuance upon exchanges of units in our Operating Partnership and in connection with certain equity compensation plans and dividend reinvestment plans. Following this offering (assuming the underwriters exercise their option to purchase additional shares of our common stock in full), we will have 128,700,538 shares of common stock issued and outstanding and, after giving effect to the Forbearance Agreement, 16,014,020 shares reserved for issuance. Thus, we will have a limited number of shares of common stock available for future issuance. The limited availability of shares of common stock may hinder our ability to raise capital through the issuance of common stock or securities convertible into or exchangeable or exercisable for common stock, if the need should so arise.

              Moreover, as described above under "Prospectus Supplement Summary—Recent Developments—Forbearance and Waiver Agreement," the Deferring Holders named above have agreed to a limited deferral of their right to exchange 37 million of their Operating Partnership units for shares of our common stock or cash (at our election), which deferral will expire, at the latest, on December 31, 2009. As a result, we have not reserved shares of our authorized common stock for issuance upon an exchange of such units. If, following such deferral, the Deferring Holders were to exercise their exchange rights before we had available a sufficient number of authorized shares of our common stock to deliver in satisfaction of such exchange rights, we would be compelled to satisfy such rights with cash payments.

              We plan to convene a special meeting of stockholders during the third or fourth quarter of 2009 for the purpose of seeking stockholder approval to increase the number of our authorized shares of common stock from 180,000,000 shares to 1,000,000,000 shares. Under applicable Delaware law and the provisions of our Certificate of Incorporation such an increase will require the approval of the holders of a majority of our issued and outstanding shares of common stock. No assurance can be provided that we will be able to obtain the requisite vote to increase the number of our authorized shares of common stock. A failure to increase our authorized share capital would adversely affect our ability to raise additional capital and to satisfy the exchange rights of the Deferring Holders for other than cash payments and therefore could materially and adversely affect our financial condition, liquidity and prospects.

The market price of our common stock may fluctuate significantly.

              The market price of our common stock may fluctuate significantly in response to many factors, including:

  •
  actual or anticipated variations in our operating results, funds from operations, cash flows or liquidity;

  •
  changes in our earnings estimates or those of analysts;

  •
  changes in our dividend policy;

  •
  publication of research reports about us, the retail industry or the real estate industry generally;

  •
  increases in market interest rates that lead purchasers of our common stock to demand a higher dividend yield;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to the amount of our outstanding debt at any time, the amount of our maturing debt in the near and medium term and our ability to refinance such debt and the terms thereof or our plans to incur additional debt in the future;

  •
  additions or departures of key management personnel;

  •
  actions by institutional stockholders;

  •
  speculation in the press or investment community;

  •
  the occurrence of any of the other risk factors included in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus; and

  •
  general market and economic conditions.

              Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline significantly, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to sell shares of our common stock at prices they find attractive, or at all.

 USE OF PROCEEDS

              We expect to receive approximately $             million in net proceeds from the sale of our common stock in this offering, or approximately $             million if the underwriters exercise their option to purchase additional common stock in full, after payment of the underwriting discount and our other estimated offering expenses. We will contribute the net proceeds from the sale of our common stock to the Operating Partnership in exchange for a number of units to be issued by the Operating Partnership equal to the number of shares of common stock sold in this offering, thereby increasing our ownership of the Operating Partnership. The Operating Partnership will use the proceeds to reduce amounts outstanding under our credit facilities and for general corporate purposes. As of June 5, 2009, our $560 million unsecured credit facility had an outstanding balance of approximately $522.5 million, which bore interest at an annual rate of 1.4%. As of June 5, 2009, our $525 million secured credit facility had an outstanding balance of approximately $524.8, which bore interest at an annual rate of 1.2%. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender under numerous credit arrangements to which we are a party, including both of these facilities. Wachovia Bank, N.A. and Wells Fargo Bank, N.A., affiliates of Wachovia Capital Markets, LLC, are lenders under numerous credit arrangements to which we are a party, including both of these facilities. Wells Fargo Bank, N.A. also acts as administrative agent under both of these facilities. The affiliates of our underwriters that are lenders under these facilities will each receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under such credit facilities. We intend to use amounts available under our credit facilities to repay mortgage indebtedness from time to time or other general corporate purposes, which may include amounts owed to affiliates of one or more of the underwriters.

CAPITALIZATION

              The following table sets forth our capitalization as of March 31, 2009:

  •
  on an actual basis; and

  •
  on an adjusted basis giving effect to (i) the sale of 50,000,000 shares of our common stock in this offering at an assumed public offering price of $7.36 per share, and (ii) our use of the net proceeds, as described herein under the caption "Use of Proceeds." It does not include up to an additional 7,500,000 shares of our common stock that may be sold pursuant to the underwriters' option to purchase additional shares of our common stock.

              The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in our 2008 Annual Report and March 2009 Quarterly Report, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2009
	Actual	As Adjusted
	(in thousands, except share data) (unaudited)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other notes payable(1)(2)	$6,094,897	$5,742,897

Accounts payable and accrued liabilities	308,468	308,468

Total liabilities	6,403,365	6,051,365
Redeemable noncontrolling interests(1)(2)	439,016	438,854

Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 66,453,651 and 116,453,651 issued and outstanding on Actual and As Adjusted bases, respectively	664	1,164
Additional paid-in capital(1)(2)	997,794	1,352,934
Accumulated other comprehensive loss	(12,420)	(12,420)
Accumulated deficit	(216,171)	(216,171)

Total shareholders' equity(1)(2)	769,879	1,125,519
Noncontrolling interests(1)	360,610	357,132

Total equity(1)(2)	1,130,489	1,482,651

Total liabilities, Redeemable noncontrolling interests and Equity	$7,972,870	$7,972,870

(1)
An increase (decrease) of $1.00 in the assumed public offering price of $7.36 per share would increase (decrease) Mortgage and other notes payable by $(48.0) million, Redeemable noncontrolling interests by $0.4 million, each of Additional paid-in capital and Total shareholders' equity by $33.5 million, Noncontrolling interests by $14.1 million, and Total equity by $47.6 million, assuming the number of shares of common stock sold in this offering remains the same and after deducting the underwriting discount and our other estimated expenses related to this offering.

(2)
An increase (decrease) of 1 million shares of common stock in the number of shares of common stock sold in the offering would increase (decrease) Mortgage and other notes payable by $(7.1) million, Redeemable noncontrolling interests by $0.1 million, Common stock by $10,000, and each of Additional paid-in capital, Total shareholders' equity, and Total equity by $7.0 million, assuming the assumed public offering price remains the same and after deducting the underwriting discount and our other estimated expenses related to this offering.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

              As described more fully in the accompanying prospectus, we have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualification as a REIT. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in a manner qualifying us for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, although no assurances can be given that we will operate in a manner necessary to qualify or remain qualified.

              In connection with this offering, Husch Blackwell Sanders LLP has rendered an opinion to us that (i) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of our taxable years ended December 31, 2005 through December 31, 2008, and (ii) if we continue to be organized and operated after December 31, 2008 in the same manner, we will continue to qualify as a REIT. This opinion is conditioned upon certain assumptions and representations made by us to Husch Blackwell Sanders LLP as to factual matters relating to our organization, operation and income, and upon certain representations made by our General Counsel to Husch Blackwell Sanders LLP as to factual and real estate leasing legal matters relating to our income. Husch Blackwell Sanders LLP's opinion also is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws. The opinion of Husch Blackwell Sanders LLP is limited to this discussion under the heading "Certain U.S. Federal Income Tax Considerations," and to the discussion under such heading in the accompanying prospectus, and is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus constitute parts.

              Moreover, our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership and the various other qualification tests imposed under the Internal Revenue Code, as discussed further in the accompanying prospectus. Our annual operating results will not be reviewed by Husch Blackwell Sanders LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

Recent Tax Law Changes

              Certain provisions of the Housing and Economic Recovery Act of 2008 (the "2008 Act"), signed into law on July 30, 2008, and certain recent IRS administrative pronouncements, affect the discussion of U.S. federal income tax considerations contained in the accompanying prospectus. The following contains a brief summary of such developments.

Income Tests

              The 2008 Act revised the tax treatment of certain foreign currency gains for purposes of the 75% and 95% gross income tests. In general, if we recognize foreign currency gain after July 30, 2008 with respect to income that otherwise qualifies under the 75% or 95% tests, such foreign currency gain will not constitute gross income for purposes of the 75% or 95% tests, respectively.

              The 2008 Act also provides that income derived from certain hedging transactions that we enter into after July 30, 2008 will be excluded from both the 75% and 95% gross income tests. Historically, the exclusion only pertained to income derived from transactions that hedge indebtedness incurred by us to acquire or carry real estate assets. Under the 2008 Act, the exclusion has been expanded to include income recognized by us from transactions primarily entered into in order to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% tests. As with prior law, the 2008 Act continues the requirement that we properly identify any such hedges in our books and records.

              As a REIT, we are subject to a 100% penalty tax on income from "prohibited transactions" (generally, income derived from the sale of property held primarily for sale to customers in the ordinary course of business). Under the Internal Revenue Code, a safe harbor allows us to avoid prohibited transaction treatment if, among other things, (i) we held the disposed property for at least four years and (ii) during the taxable year in which the relevant property was disposed we did not make more than seven property sales (or, alternatively, the aggregate adjusted basis of all properties sold by us during the taxable year did not exceed 10% of our aggregate adjusted basis in our assets as of the beginning of such taxable year). The 2008 Act relaxes these requirements such that, with respect to property dispositions occurring on or after July 30, 2008, the holding period is reduced to two years and the 10% ceiling may be satisfied by reference to either the adjusted basis or fair market value of our assets.

Asset Tests

              Under the 2008 Act, commencing with our taxable year beginning January 1, 2009, (i) up to 25% of our total assets (versus 20% under prior law) may constitute securities of taxable REIT subsidiaries, (ii) "cash" will include foreign currency for purposes of the 75% asset test if we (or one of our qualified business units) use such foreign currency as our functional currency, but only to the extent such currency is held for use in the normal course of our (or our qualified business unit's) activities that produce income qualifying for purposes of the 75% and 95% income tests, and (iii) if we meet the REIT asset tests as of the close of a quarter we will not fail to meet such tests at the end of a subsequent quarter solely because of a discrepancy caused by fluctuations in foreign currency exchange rates.

Annual Distribution Requirements

              From time to time, REITs may declare taxable dividends payable in cash or stock at the election of each stockholder. For our 2008 and 2009 taxable years, IRS Revenue Procedure 2009-15 provides that a distribution of our stock pursuant to such an election will be considered a taxable distribution of property in an amount equal to the amount of cash that could have been received instead if, among other things, 10% or more of the distribution is payable in cash. Any such dividend would be distributed in a manner intended to count toward satisfaction of our annual distribution requirements and to qualify for the dividends paid deduction. For information regarding the tax consequences of distributions to our stockholders with respect to our common stock, see "Certain U.S. Federal Income Tax Considerations—Taxation of U.S. Stockholders" in the accompanying prospectus.

UNDERWRITING

              We intend to offer the shares of our common stock through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of our common stock listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wachovia Capital Markets, LLC

Total	50,000,000

              The underwriters have agreed to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of our common stock are purchased. If an underwriter defaults with respect to the purchase of 10% or less of the shares of our common stock to be sold under the underwriting agreement, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters shall be increased. If such default is with respect to more than 10% of the shares of our common stock to be sold under the underwriting agreement, the underwriting agreement provides that the underwriting agreement may be terminated without liability on the part of us or any non-defaulting underwriter.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares of our Common Stock

              We have granted to the underwriters an option to purchase up to 7,500,000 additional shares of our common stock from us at the same price per share as they are paying for the shares of our common stock shown in the table below. These additional shares of our common stock would cover sales by the underwriters which exceed the total number of shares of our common stock shown in the table above. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares of our common stock from us in approximately the same proportion as it purchased the shares shown in the table above.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $        per share. After the public offering, the public offering price and concession may be changed.

              The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

No Sales of Similar Securities

              We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any shares of our common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other individuals have agreed not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. An exception to this lockup provision permits us to file a "shelf" registration statement relating to equity securities, provided that no securities may be issued pursuant to this shelf registration statement during the lockup period except in accordance with this lockup provision.

Book-Entry Form

              Our common stock included in this offering will be issued and maintained in book-entry form and registered in the name of the nominee of The Depository Trust Company except under limited circumstances.

New York Stock Exchange Listing

              The shares of our common stock are listed on the New York Stock Exchange under the symbol "CBL."

Price Stabilization and Short Positions

              Until the distribution of the shares of our common stock is completed, SEC rules may limit underwriters from bidding for and purchasing shares of our common stock. However, the representatives may engage in transactions that stabilize the price of the shares of our common stock, such as bids or purchases to peg, fix or maintain that price.

              If the underwriters create a short position in shares of our common stock in connection with this offering, i.e., if they sell more shares of our common stock than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing shares of our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the underwriters' option to purchase additional shares of our common stock described above. Purchases of shares of our common stock to stabilize the price of shares of our common stock or to reduce a short position may cause the price of shares of our common stock to be higher than it might be in the absence of such purchases.

              Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of shares of our common stock for sale to its online brokerage customers. An electronic prospectus supplement is available on the internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated website is not part of this prospectus supplement.

Other Relationships

              Some of the underwriters and their affiliates have provided investment banking, commercial banking and financial advisory services for us from time to time for which they have received customary fees and expenses. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender under numerous credit arrangements to which we are a party, including our $560 million unsecured credit facility and our $525 million secured credit facility. Wachovia Bank, N.A. and Wells Fargo Bank, N.A., affiliates of Wachovia Capital Markets, LLC, are lenders under numerous credit arrangements to which we are a party, including our $560 million unsecured credit facility and our $525 million secured credit facility. Wells Fargo Bank, N.A. also acts as administrative agent under both of these facilities. We will use the net proceeds from this offering to reduce amounts outstanding under our credit facilities, including the two facilities mentioned above. The affiliates of our underwriters that are lenders under these facilities will each receive a pro rata portion of the net proceeds from this offering used to reduce the amount outstanding under such credit facilities. We intend to use amounts available under our credit facilities to repay mortgage indebtedness from time to time or other general corporate purposes, which may include amounts owed to affiliates of one or more of the underwriters. The underwriters and their affiliates may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of their business.

Sales Outside the United States

              No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of shares of our common stock described in this prospectus supplement or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with shares of our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

              Each of the underwriters may arrange to sell shares of our common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wachovia Capital Markets, LLC may arrange to sell shares of our common stock in certain jurisdictions through an affiliate, Wachovia Securities International Limited, or WSIL. WSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wachovia Capital Markets, LLC. WSIL is a United Kingdom incorporated investment firm regulated by the Financial Services Authority. Wachovia Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wachovia Capital Markets, LLC and WSIL.

Notice to Certain European Residents

              In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of our common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares of our common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000; and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Each purchaser of the shares of our common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

              For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

              The sellers of the shares of our common stock have not authorized and do not authorize the making of any offer of the shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of our common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares of our common stock, other than the underwriters, is authorized to make any further offer of the shares of our common stock on behalf of the sellers or the underwriters.

              In addition:

  •
  an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the Securities in, from or otherwise involving the United Kingdom.

              This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

              This prospectus supplement (together with the accompanying prospectus and including any amendment, supplement or replacement thereto or hereto) has not been prepared in connection with an offering of shares of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares of our common stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code

Monétaire et Financier; neither this prospectus supplement, together with the accompanying prospectus, nor any other materials related to the offer or information contained therein relating to shares of our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of our common stock acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

              Shares of our common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus supplement, together with the accompanying prospectus, nor any other solicitation for investments in shares of our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement and the accompanying prospectus may not be copied, reproduced, distributed or passed on to others without the representatives' prior written consent. This prospectus supplement, together with the accompanying prospectus, is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement, together with the accompanying prospectus, may not comply with the information required under the relevant listing rules. Our common stock has not been and will not be approved by any Swiss regulatory authority. Our common stock has not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and has not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of shares of our common stock.

LEGAL MATTERS

              Certain legal matters relating to this offering will be passed upon for us by Morrison & Foerster LLP, New York, New York and Husch Blackwell Sanders LLP, Chattanooga, Tennessee. Certain partners in Husch Blackwell Sanders LLP serve as our assistant secretaries, and certain attorneys who are partners in or employees of Husch Blackwell Sanders LLP, and who are engaged in representing the Company, may be deemed to beneficially own (directly or indirectly) an aggregate of 36,416 shares of our common stock and 6,650 depositary shares, each representing 1/10th of a share of our Series D Preferred Stock. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters.

EXPERTS

              The financial statements and the related financial statement schedules incorporated in this prospectus supplement and the accompanying prospectus by reference from CBL & Associates Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

CBL & Associates Properties, Inc.

 PREFERRED STOCK, COMMON STOCK, DEPOSITARY SHARES,
COMMON STOCK WARRANTS, UNITS

        CBL & Associates Properties, Inc. may from time to time offer and sell, in one or more offerings and in one or more series (i) shares of our preferred stock, par value $.01 per share, (ii) shares of our common stock, par value $.01 per share, (iii) fractional interests in shares of our preferred stock represented by depositary shares, (iv) warrants to purchase shares of our common stock, and (v) units of our common stock, preferred stock, depositary shares or warrants, in amounts, at prices and on terms to be determined at the time or times of offering. We may offer the preferred stock, depositary shares, common stock, common stock warrants and units, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this prospectus.

        We will include the specific terms of the offered securities in a prospectus supplement that will include, as applicable, (i) in the case of preferred stock, the specific series designation, number of shares, title and stated value, any dividend, liquidation, optional or mandatory redemption, conversion, voting and other rights, and the public offering price; (ii) in the case of common stock, the public offering price; (iii) in the case of depositary shares, the number of shares, the whole or fractional preferred stock represented by each such depositary share and the public offering price; (iv) in the case of common stock warrants, the number, duration, offering price, exercise price, detachability and any public offering price; and (v) in the case of units, the material terms of the units and of the securities comprising the units. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the offered securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or "REIT," for U.S. federal income tax purposes.

        The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the offered securities covered by such prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol "CBL." Our depositary shares, each representing 1/10th of a share of our 7.75% Series C cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol "CBLprC." Our depositary shares, each representing 1/10th of a share of our 7.375% Series D cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol "CBLprD." Any common stock offered pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

        We may offer and sell the offered securities directly to you, through agents that we select, or to or through underwriters or dealers that we select. If any agents, underwriters or dealers are involved in the sale of any of the offered securities, their names and any applicable compensation arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The applicable prospectus supplement also will set forth the net proceeds we expect to receive from such sales.

        You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities. Our securities may not be sold without delivery of both this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such offered securities.

        Investing in our securities involves risks. You should carefully consider the information under the heading "Risk Factors" on page 3 of this prospectus before you make an investment in any of our offered securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2009.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any of the offered securities described in this prospectus. This prospectus provides you with a general description of each type of security we may offer. Each time we offer one or more of such securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus or a prospectus supplement before making an investment in any of our offered securities. See "How to Obtain More Information" and "Incorporation of Information Filed with the SEC" for more information.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of the offered securities are permitted. You should not assume that information contained in this prospectus, any prospectus supplement, or any document incorporated by reference into this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus or any prospectus supplement is delivered or when any sale of offered securities occurs.

        In this prospectus, we use the terms "the Company," "we," "our" and "us" to refer to CBL & Associates Properties, Inc. and all entities owned or controlled by us, except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

HOW TO OBTAIN MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with those requirements we file annual, quarterly and interim reports, proxy and information statements and other information with the SEC. The reports and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Our website address is www.cblproperties.com. The information and other content contained on our website are not a part of, nor are they incorporated by reference into, this prospectus. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this prospectus. This prospectus does not contain all of the information contained or incorporated by reference in that registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document to which we may refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

 INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" the information contained in documents that we have filed or will file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Information that we file later with the SEC, which is considered part of this prospectus from the date that we file each such document, will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities hereby (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

  •
  Annual Report on Form 10-K for the year ended December 31, 2008, as filed on March 2, 2009.

  •
  Current Reports on Form 8-K or 8-K/A dated and filed on the following dates:

Dated	Filed
February 4, 2009	February 10, 2009
February 27, 2009	February 27, 2009
  •
  The description of our common stock contained in our Registration Statement on Form 8-A dated October 25, 1993, and any amendment or report filed for the purpose of updating such description.

  •
  The description of the Depositary Shares, each representing 1/10th of a share of our series C preferred stock contained in our Registration Statement on Form 8-A, filed on August 21, 2003, and any amendment or report filed for the purpose of updating such description.

  •
  The description of the Depositary Shares, each representing 1/10th of a share of our series D preferred stock contained in our Registration Statement on Form 8-A, filed on December 10, 2004, and any amendment or report filed for the purpose of updating such description.

        We will provide to you without charge, upon your written or oral request, a copy of any or all documents incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this prospectus). Such requests should be directed to our Investor Relations Department, CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000 (telephone number (423) 855-0001).

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact should be considered to be forward-looking statements.

        Forward-looking statements can often be identified by the use of forward-looking terminology, such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "may," "will be" and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus, any prospectus supplement, and in documents incorporated by reference.

We do not undertake to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made.

        Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. Some of the factors that could cause actual results to differ include, without limitation:

  •
  general industry, economic and business conditions;

  •
  interest rate fluctuations;

  •
  costs and availability of capital, and capital requirements;

  •
  availability of real estate properties;

  •
  inability to consummate acquisition opportunities;

  •
  competition from other companies and retail formats;

  •
  changes in retail rental rates in our markets;

  •
  shifts in customer demands;

  •
  tenant bankruptcies or store closings;

  •
  changes in vacancy rates at our properties;

  •
  changes in operating expenses;

  •
  changes in applicable laws, rules and regulations;

  •
  the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future business; and

  •
  other risks referenced from time to time in filings with the SEC and those factors listed or incorporated by reference into this prospectus under the heading "Risk Factors."

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports we file with the SEC and which are incorporated by reference herein. See "Incorporation of Information Filed with the SEC." In addition, other factors not identified could also have such an effect. We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus or any prospectus supplement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus or any prospectus supplement, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

RISK FACTORS

        Investing in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk factors described in "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2008, as further updated by subsequent filings containing updated disclosures of such factors, together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference.

        These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our financial results and business operations. If any of the events or circumstances described in the risk factors actually occur our business may suffer, the trading price of our common stock or other securities could decline and you could lose all or part of your investment. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

CBL & ASSOCIATES PROPERTIES, INC.

        We are a self-managed, self-administered, fully integrated REIT that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, community centers and office properties. We currently own interests in a portfolio of properties, consisting of enclosed regional malls, open-air centers, associated centers (each of which is part of a regional shopping mall complex), community centers, a mixed-use center, office buildings (including our corporate office building), and joint venture investments in similar types of properties. We may also own from time to time shopping center properties that are under development or construction, as well as options to acquire certain shopping center development sites. Our shopping center properties are located in 27 domestic states and in Brazil, but are primarily in the southeastern and midwestern United States. We have elected to be taxed as a REIT for federal income tax purposes.

        We conduct substantially all of our business through CBL & Associates Limited Partnership, our "Operating Partnership." We currently own an indirect majority interest in the Operating Partnership, and one of our wholly owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation, is its sole general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") applicable to REITs, our property management and development activities, sales of peripheral land and maintenance operations are carried out through CBL & Associates Management, Inc., our "Management Company." Our Operating Partnership owns 100% of the stock of the Management Company.

        In order to maintain our qualification as a REIT for U.S. federal income tax purposes, we must distribute each year at least 90% of our taxable income, computed without regard to net capital gains or the dividends-paid deduction.

        We were organized on July 13, 1993 as a Delaware corporation to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates.

        Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001. Our website address is: www.cblproperties.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the offered securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material rights of our capital stock and related provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the provisions of applicable law. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, as amended (the "Certificate of Incorporation"), and amended and restated bylaws, as amended (the "Bylaws"), which we have included as exhibits to our Annual Report on Form 10-K, as amended, that is incorporated by reference into this prospectus.

        Under our Certificate of Incorporation, we have authority to issue 195,000,000 shares of all classes of capital stock, consisting of 180,000,000 shares of common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.01 per share. As of March 10, 2009, we had 66,407,096 shares of common stock outstanding, 460,000 shares of our 7.75% Series C cumulative redeemable preferred stock, par value $.01 per share ("Series C Preferred Stock") outstanding and 700,000 shares of our 7.375% Series D cumulative redeemable preferred stock, par value $.01 per share ("Series D Preferred Stock") outstanding.

        Our common stock is listed on the New York Stock Exchange under the symbol "CBL." Our depositary shares representing 1/10th of a share of our Series C Preferred Stock are listed on the New York Stock Exchange under the symbol "CBLprC." Our depositary shares representing 1/10th of a share of our Series D Preferred Stock are listed on the New York Stock Exchange under the symbol "CBLprD."

        Pursuant to rights granted to us and the other limited partners in the partnership agreement of the Operating Partnership, each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of our common stock.

Description of Preferred Stock

        Subject to the limitations prescribed by our Certificate of Incorporation, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of each series and the qualifications, limitations and restrictions thereof, all without any further vote or action by our stockholders. In particular, the Board of Directors may determine for each such series any dividend rate, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, any redemption rights, if any, of such series, any sinking fund provisions, liquidation rights and preferences, and any conversion rights and voting rights. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. Also, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock.

        The preferred stock will, when issued, be fully paid and non-assessable and, unless otherwise provided in the preferred stock designations, will have no preemptive rights. Under Delaware law, holders of our preferred stock generally are not responsible for our debts or obligations. Both our preferred stock and our common stock are subject to certain ownership restrictions designed to help us maintain our qualification as a REIT under the Internal Revenue Code, which are described below under "Description of Common Stock—Restrictions on Transfer."

        On August 22, 2003, we issued 4,600,000 depositary shares in a public offering, each representing one-tenth of a share of our Series C Preferred Stock. The Series C Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). Dividends on the Series C Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $19.375 per share ($1.9375 per depositary share) per annum. We generally must be current in our dividend payments on the Series C Preferred Stock in order to pay dividends on our common stock. The Series C Preferred Stock has no voting rights, other than limited voting rights concerning the election of additional directors in the event of certain preferred dividend arrearages. The Series C Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series C Preferred Stock could not be redeemed by the Company prior to August 22, 2008. Since that date, the Company has had the right to redeem the shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends.

        On December 13, 2004, we issued 7,000,000 depositary shares in a public offering, each representing one-tenth of a share of our Series D Preferred Stock. The Series D Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). Dividends on the Series D Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $18.4375 per share ($1.84375 per depositary share) per annum. We generally must be current in our dividend payments on the Series D Preferred Stock in order to pay dividends on our common stock. The Series D Preferred Stock has no voting rights, other than limited voting rights concerning the election of additional directors in the event of certain preferred dividend arrearages. The Series D Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series D Preferred Stock cannot be redeemed by the Company prior to December 13, 2009. After that date, the Company may redeem the shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends.

        The rights, preferences, privileges and restrictions of any additional series of our preferred stock will be fixed by the certificate of designations relating to the series. A prospectus supplement relating to each series will specify the terms of any offered preferred stock.

Description of Common Stock

        The following summary description sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate.

Voting Rights

        Holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in our Certificate of Incorporation, the holders of those shares exclusively possess all voting power. Under our Certificate of Incorporation, directors are elected by the affirmative vote of the holders of a plurality of the shares of the common stock present or represented at the annual meeting of stockholders. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividend and Liquidation Rights

        Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to distributions which may be declared from time to time by our Board of Directors from funds which are legally available, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to such holders. Holders of common stock are not entitled to any preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. Under Delaware law, holders of our common stock generally are not responsible for our debts or obligations.

Restrictions on Transfer

        For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of our gross income must be from particular activities.

        To ensure that we remain a qualified REIT, our Certificate of Incorporation contains provisions, collectively referred to as the ownership limit provision, restricting the acquisition of shares of our capital stock. The affirmative vote of 66 2/3% of our outstanding voting stock is required to amend this provision.

        The ownership limit provision provides that, subject to certain exceptions specified in our Certificate of Incorporation:

  •
  No person (other than Charles Lebovitz, members of the Richard Jacobs Group (as defined), members of the David Jacobs Group (as defined) and their respective affiliates under the applicable attribution rules of the Internal Revenue Code) may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 6% of the value of our outstanding capital stock.

  •
  Subject to certain restrictions, Charles Lebovitz and his respective affiliates (as defined under the applicable attribution rules of the Internal Revenue Code) may own beneficially or constructively in the aggregate up to 25.4% of the value of the outstanding shares of our capital stock.

  •
  Subject to certain restrictions, of the group comprised of Richard Jacobs and his respective affiliates and David Jacobs and his respective affiliates (in each case, as defined under the applicable attribution rules of the Internal Revenue Code), any individual person (that is, any person who is treated as an individual for purposes of Section 542(a)(2) of the Internal Revenue Code) may own beneficially or constructively in the aggregate up to 13.9% of the value of the outstanding shares of our capital stock.

  •
  Subject to certain restrictions, any two individuals of the group comprised of Richard Jacobs and his respective affiliates or of the group comprised of David Jacobs and his respective affiliates may own beneficially or constructively in the aggregate up to 19.9% of the value of the outstanding shares of our capital stock. The group comprised of Richard Jacobs and his respective affiliates and the group comprised of David Jacobs and his respective affiliates, in the aggregate, is also limited to owning, in the aggregate, up to 19.9% of the value of the outstanding shares of our capital stock.

  •
  Subject to certain restrictions, the overall group composed of Charles Lebovitz and his respective affiliates, Richard Jacobs and his respective affiliates and David Jacobs and his respective affiliates, may own beneficially or constructively in the aggregate up to 37.99% of the value of the outstanding shares of our capital stock.

        The ownership limit is the percentage limitation on ownership applicable to any given person or group pursuant to the ownership limit provisions described above.

        Our Board of Directors may, subject to certain conditions, waive the applicable ownership limit upon receipt of a ruling from the IRS or an opinion of counsel to the effect that such ownership will not jeopardize our status as a REIT. The ownership limit provision will cease to apply only if both our Board of Directors and the holders of a majority of our outstanding voting stock vote to approve the termination of our status as a REIT.

        Any issuance or transfer of capital stock to any person (A) in excess of the applicable ownership limit or (B) which would cause us to be beneficially owned by fewer than 100 persons, will be null and void and the intended transferee will acquire no rights to the stock. Our Certificate of Incorporation provides that any acquisition and continued holding or ownership of our capital stock constitutes a continuous representation of compliance with the applicable ownership limit by the beneficial or constructive owner of such stock.

        Any purported transfer or other event that would, if effective, violate the ownership limit will be deemed void ab initio with respect to that number of shares of our capital stock that would be owned by the transferee in excess of the applicable ownership limit provision. Such shares would automatically be transferred to a trust, the trustee of which would be designated by us but would not be affiliated with us or with the party prohibited from owning such shares by the ownership limit provision. The trust would be for the exclusive benefit of a charitable beneficiary to be designated by us.

        The shares held in trust will be issued and outstanding shares of our capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by us with respect to the shares held in trust will be held by the trustee for the benefit of the designated charitable beneficiary. The trustee will have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The prohibited owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust if the record date for such dividends or distributions was on or after the date those shares were transferred to the trust. We can take all measures we deem necessary in order to recover such amounts.

        The trustee will have the exclusive right to designate a permitted transferee to acquire the shares held in trust without violating the applicable ownership limitations for an amount equal to the fair market value (determined at the time of transfer to this permitted transferee) of those shares. The trustee will pay to the aforementioned prohibited owner the lesser of: (a) the value of the shares at the time they were transferred to the trust and (b) the price received by the trustee from the sale of such shares to the permitted transferee. The excess (if any) of (x) the sale proceeds from the transfer to the permitted transferee over (y) the amount paid to the prohibited owner, will be distributed to the charitable beneficiary.

        We or our designee will have the right to purchase any shares-in-trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares-in-trust and (ii) the market price per share on the date we, or our designee, exercise such right to purchase such shares-in-trust.

        The ownership limit provision will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limit would require an amendment to our Certificate of Incorporation. Such an amendment would require a 66 2/3% vote of the outstanding voting stock. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the Company without the approval of our Board of Directors.

        All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Treasury Regulations) of the value of our outstanding shares of capital stock must file an affidavit with us containing the information specified in our Certificate of Incorporation before January 30 of each year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Limitation of Liability of Directors

        Our Certificate of Incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law (regarding certain unlawful distributions); or (iv) for any transaction from which the director derived an improper personal benefit.

        While our Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of our Certificate of Incorporation described above apply to our officers only if the respective officer is also one of our directors and is acting in his or her capacity as director, and do not apply to our officers who are not directors.

Indemnification Agreements

        We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our Certificate of Incorporation and Bylaws, it provides greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by the stockholders to eliminate the rights it provides.

Other Provisions of Our Certificate of Incorporation and Bylaws

        Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

        Classified Board of Directors.    Our Certificate of Incorporation provides for a Board of Directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our Board of Directors. In addition, our stockholders can only remove directors for cause and only by a vote of 75% of the outstanding voting stock. The classification of directors and the inability of stockholders to remove directors without cause make it more difficult to change the composition of our Board of Directors. The provisions of our Certificate of Incorporation relating to the classification of our Board of Directors may only be amended by a 66 2/3% vote of the outstanding voting stock and the provision relating to the removal for cause may only be amended by a 75% vote of the outstanding voting stock.

        Advance Notice Requirements.    Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. The notice must contain certain information specified in the Bylaws.

        Written Consent of Stockholders.    Our Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and does not permit action by stockholder consent. These provisions of our Certificate of Incorporation may be amended only by a vote of 80% of the outstanding voting stock.

        Bylaw Amendments.    Amending our Bylaws requires either the approval of our Board of Directors or the vote of 66 2/3% of our outstanding voting stock.

Stockholder Rights Plan

        Following a two-for-one split of our common stock that was effected in the form of a stock dividend as of June 15, 2005, each share of our common stock automatically trades with one half of a right (a "Right"), which will expire at the close of business on April 29, 2009 (the "Final Expiration Date"), unless earlier redeemed or exchanged by us as described below. Each whole Right entitles the holder to purchase from us one ten-thousandth of a share of our Series 1999 Junior Participating Preferred Stock at a price of $100.00 per share, (the "Purchase Price"), subject to certain adjustments.

        The Rights have certain anti-takeover effects. If the Rights are triggered as described below, they will cause substantial dilution to any person or group of affiliated or associated persons that attempts to acquire us on terms not approved by our Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, since we may redeem the Rights at $.01 per Right at any time until the close of business on the tenth day (or such earlier or later date as described below) after a person or group has obtained beneficial ownership or voting control of 15% or more of our voting shares.

        The Rights, unless earlier redeemed or exchanged by us, become exercisable upon the close of business on the Distribution Date, which is defined as the earlier of:

  (i)
  the 10th day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership or voting control of 15% or more of the outstanding shares of common stock (such person or group, subject to certain exceptions, is treated as an "Acquiring Person" once they cross such 15% threshold) or

  (ii)
  the 10th business day (or such later date as may be determined by our Board prior to any person or group of affiliated or associated persons becoming an "Acquiring Person") after the commencement or public announcement of a person's or group's intention to commence a tender or exchange offer, the consummation of which would result in the acquisition of beneficial ownership or voting control of 15% or more of our outstanding shares of common stock.

Prior to any such event, the Rights are not exercisable, are not represented by separate certificates and are not transferable apart from the common stock. Upon the occurrence of a Distribution Date, we will not be required to distribute fractional Rights, and instead will pay cash to any holders who otherwise would have been entitled to receive a fractional Right.

        Our Rights Agreement with Computershare (as successor to SunTrust Bank), our transfer agent and Rights agent, provides that, in the event a person or group of affiliated persons becomes an Acquiring Person, each holder of record of a whole Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Purchase Price, that number of shares of common stock having a market value at the time of the transaction equal to two times the Purchase Price. Rights may not, however, be exercised for a number of shares that would violate the ownership limits described above under "Description of Common Stock—Restrictions on Transfer."

        In addition, the Rights Agreement requires that, unless the Rights are earlier redeemed or exchanged, in the event that, after the time that a person or group of affiliated or associated persons becomes an Acquiring Person, either:

  •
  we are acquired in a merger or other business combination (in which any shares are changed into or exchanged for other securities or assets), or

  •
  more than 50% of our assets or earning power are sold or transferred in one or a series of related transactions,

each holder of record of a whole Right, other than the Acquiring Person (whose rights will thereupon become null and void), will from and after such date have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company (or such other merger consideration as may have been issued in the transaction, as applicable) having a market value at the time of such transaction equal to two times the Purchase Price.

        At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, our Board of Directors may issue shares of common stock in exchange for the Rights (other than Rights owned by the Acquiring Person, which will have become null and void), in whole or part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

        The Rights Agreement also provides that the Company may pay cash in lieu of issuing fractional shares upon exercise or redemption of the Rights.

        At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (or such earlier or later date as may be authorized by our Board of Directors), or (ii) the Final Expiration Date, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right ("Redemption Price"), payable at our election in cash, shares of common stock or other consideration determined to be appropriate by our Board of Directors. Under certain circumstances, the decision to redeem the Rights will require the concurrence of at least two-thirds of our directors. Following the effective time of any such action by us, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

        While the Rights are redeemable, we may, except with respect to the Redemption Price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not redeemable, we may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights.

Delaware Anti-Takeover Statute

        We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

  (a)
  before that person became an interested holder, our Board of Directors approved the transaction in which the interested holder became an interested stockholder or approved the business combination,

  (b)
  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or

  (c)
  following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue depositary shares, each representing a fraction of a share of our preferred stock, as will be specified in the applicable prospectus supplement. In the event we elect to do so, we will issue to the public receipts evidencing the depositary shares and the underlying whole shares of preferred stock will be issued to a depositary under an applicable deposit agreement. The particular terms of the depositary shares offered by any prospectus supplement will be described in such prospectus supplement.

DESCRIPTION OF COMMON STOCK WARRANTS

        We may issue common stock warrants for the purchase of our common stock. We may issue our common stock warrants independently or together with any other securities offered by us in any prospectus supplement, and such common stock warrants may be attached to or separate from such offered securities. We will issue each series of common stock warrants under a separate warrant agreement to be entered into between a warrant agent specified in the prospectus supplement and us. The warrant agent will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. The terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement, and will include (i) the number of shares of common stock issuable upon exercise of the common stock warrants; (ii) the period during which the common stock warrants will be exercisable; (iii) the amount of any common stock warrants outstanding; (iv) the price at which the common stock warrants will be exercisable, including any provisions for adjustments to the exercise price; and (v) any other material terms of the common stock warrants.

        Please refer to the section captioned "Description of Capital Stock—Description of Common Stock" above for a general description of the shares of common stock to be acquired upon the exercise of the common stock warrants, including a description of certain restrictions on the ownership of common stock.

 DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

        An applicable prospectus supplement will describe (i) the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately; (ii) any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; (iii) certain U.S. federal income tax considerations applicable to the units; and (iv) any other material terms and conditions relating to the units or to the securities included in each unit.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not tax advice. This summary is based on the Internal Revenue Code, Treasury Regulations, administrative interpretations and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to any of the tax consequences described below. Furthermore, the following discussion is not exhaustive of all possible tax considerations applicable to our company as a REIT and to our stockholders. It does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of United States federal income taxation that may be relevant to a security holder in light of his or her particular circumstances or to stockholders who are subject to special treatment under the United States federal income tax laws.

        This summary deals only with offered securities held as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code) and does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, dealers in securities or currencies, persons subject to the mark-to-market rules of the Internal Revenue Code, persons that will hold notes or our common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, entities treated as partnerships for U.S. federal income tax purposes, U.S. holders (as defined below) that have a "functional currency" other than the U.S. dollar, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and, except as expressly indicated below, tax-exempt organizations.

        In addition, if a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a holder of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding and disposing of our offered securities.

Each prospective purchaser of the offered securities is advised to consult his or her own tax advisor regarding the specific tax consequences to the purchaser of the purchase, ownership and sale of the offered securities and of our election to be taxed as a REIT, including the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our company, including the possibility of United States income tax withholding on our distributions.

Taxation of CBL

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

        The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Internal Revenue Code sections that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and Treasury Regulations, and administrative and judicial interpretations of the applicable Internal Revenue Code provisions and Treasury Regulations.

        In connection with this filing, Husch Blackwell Sanders LLP has rendered an opinion to us that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of the taxable years ended December 31, 2006, December 31, 2007, and December 31, 2008, and that our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Husch Blackwell Sanders LLP as to factual matters relating to our organization, operation and income, and upon certain representations made by our General Counsel to Husch Blackwell Sanders LLP as to factual and real estate leasing legal matters relating to our income. Husch Blackwell Sanders LLP's opinion also is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws. The opinion of Husch Blackwell Sanders LLP is limited to this discussion under the heading "Certain U.S. Federal Income Tax Considerations" and is filed as an exhibit to the registration statement of which this prospectus is a part.

        Moreover, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code as discussed below. The annual operating results will not be reviewed by Husch Blackwell Sanders LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

        For as long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.

        If we fail to qualify as a REIT in any year, however, we will be subject to U.S. federal income tax as if we were an ordinary corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions. Moreover, we could be disqualified from taxation as a REIT for four taxable years beginning after the first taxable year for which the loss of REIT status occurred. For a discussion of the tax consequences of failure to qualify as a REIT, see "Certain U.S. Federal Income Tax Considerations—Failure to Qualify" below.

        Even if we qualify for taxation as a REIT, we may be subject to U.S. federal income tax as follows:

  •
  First, we will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gain. However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gain income to our stockholders on a proportional basis.

  •
  Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any.

  •
  Third, if we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Foreclosure property means property acquired by reason of a default on a lease or any indebtedness held by a REIT.

  •
  Fourth, if we have net income from "prohibited transactions" (which are, in general, sales or other dispositions of property, held primarily for sale to customers in the ordinary course of business, generally other than property held for at least four years that qualify for a statutory safe harbor (for tax years beginning after July 30, 2008, the safe harbor required holding period is reduced to two years), foreclosure property, and property involuntarily converted), such income will be subject to a 100% penalty tax.

  •
  Fifth, if we should fail to satisfy the gross income tests or the asset tests, and nonetheless maintain our qualification as a REIT because certain other requirements have been satisfied, we will ordinarily be subject to a penalty tax relating to such failure, computed as described below. Similarly, if we maintain our REIT status despite our failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we must pay a penalty of $50,000 for each such failure.

  •
  Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed.

  •
  Seventh, if we acquire in the future any asset from a "C" corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate.

  •
  Eighth, if we receive non-arm's length income as a result of services provided by a taxable REIT subsidiary, defined below, to our tenants, or if we receive certain other non-arm's-length income from a taxable REIT subsidiary, we can be subject to a 100% corporate level tax on the amount of the non-arm's-length income.

Requirements for Qualification

Organizational Requirements

        In order to remain qualified as a REIT, we must continue to meet the various requirements under the Internal Revenue Code, discussed below, relating to our organization and sources of income, the nature of our assets, distributions of income to our stockholders, and our diversity of stock ownership.

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors,

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest,

  (3)
  that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code,

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code,

  (5)
  the beneficial ownership of which is held by 100 or more persons,

  (6)
  not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year, and

  (7)
  that meets certain other tests, described below, regarding the nature of its income and assets.

        The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).

        We have satisfied the requirements of conditions (1) through (4) and (7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our certificate of incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate, unless we are eligible for the specified relief provisions described below. These transfer restrictions are described under the captions "Description of Capital Stock—Description of Preferred Stock" and "Description of Capital Stock—Description of Common Stock—Restrictions on Transfer" in this prospectus. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its U.S.

federal income tax returns a similar statement disclosing the actual ownership of stock and certain other information.

        We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock described above, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.

        Additionally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

        Qualified REIT Subsidiaries.    We currently have two "qualified REIT subsidiaries," CBL Holdings I, Inc. and CBL Holdings II,  Inc., and may have additional qualified REIT subsidiaries in the future. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests.

        Taxable REIT Subsidiaries.    We have established several "taxable REIT subsidiaries," including the Management Company, and may establish additional taxable REIT subsidiaries in the future. A "taxable REIT subsidiary" is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to United States federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

        Partnerships.    In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of a partner qualifying as a REIT for purposes of the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and the property partnerships will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section, provided that the Operating Partnership and property partnerships are treated as partnerships for U.S. federal income tax purposes.

Income Tests

        In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of those kinds, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive on our indirect ownership interest in the Management Company, as well as interest that we receive on our loan to the Management Company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

        Rents received or deemed to be received by us will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met:

  •
  First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  •
  Second, rents received from a tenant will not qualify as rents from real property if we, or a direct or indirect owner of 10% or more of our stock, owns, directly or constructively, 10% or more of the tenant, except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary.

  •
  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

  •
  Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Internal Revenue Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization must be provided either by the Management Company or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a de minimis amount. However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

        Substantially all of our income is derived from our partnership interest in the Operating Partnership. The Operating Partnership's real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The Operating Partnership's income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as "rents from real property" for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives dividend income from its interest in the Management Company.

        None of us, the Operating Partnership or any of the property partnerships has a plan or intention to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts that do not affect compliance with the above tests; (2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., the Management Company and certain of our affiliates and officers and certain affiliates of those persons that produce a relatively minor amount of non-qualifying income and that we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts that do not affect compliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code.

        For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% and 10% asset tests described below.

        Any net income derived from a prohibited transaction is subject to a 100% penalty tax. We intend to hold our properties for investment with a view to long term appreciation and to engage in the business of acquiring, developing, and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax. We believe that no asset owned by us, the Operating Partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the Operating Partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% penalty tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property. We and the Operating Partnership will attempt to comply with the terms of safe harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. We may not always be able to comply with the safe harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not to willful neglect, and we timely comply with requirements for reporting each item of our income to the Internal Revenue Service. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "—Taxation of CBL," Even if these relief provisions apply, a tax would be imposed attributable to our non-qualifying income.

        We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from a hedging transaction will be non-qualifying income for purposes of the 75% gross income test. Income from such a hedging transaction entered into that is clearly identified as such as specified in the Internal Revenue Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term "hedging transaction," as used above, generally means any transaction entered into in the normal course of business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Asset Tests

        In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash items and government securities. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer or (2) 10% of the outstanding voting securities of any one issuer.

        Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for an exception set forth in the Internal Revenue Code. Beginning in 2005, solely for purposes of the 10% value test, a REIT's interest in the assets of a partnership will be based upon the REIT's proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT's interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the "straight debt" or other exceptions described above), valuing any debt instrument at its adjusted issue price.

        In addition to the asset tests described above, we are prohibited from owning more than 10% of the value of the outstanding debt and equity securities of any subsidiary other than a qualified REIT subsidiary, subject to an exception. The exception is that we and a non-qualified REIT subsidiary may make a joint election for the subsidiary to be treated as a "taxable REIT subsidiary." The securities of a taxable REIT subsidiary are not subject to the 10% value test and the 10% voting securities test, and also are exempt from the 5% asset test. However, no more than 20% of the total value of a REIT's assets can be represented by securities of one or more taxable REIT subsidiaries for tax years beginning before July 31, 2008. For tax years beginning on or after July 31, 2008, no more than 25% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries. The Management Company is a taxable REIT subsidiary.

        It should be noted that this 25% (formerly 20%) value limitation must be satisfied at the end of any quarter in which we increase our interest in the Management Company. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of common stock (or we otherwise acquire additional interests in the Operating Partnership), we will thereby increase our proportionate (indirect) ownership interest in the Management Company, thus requiring us to recalculate our ability to meet the 25% (formerly 20%) value test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy this value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the Operating Partnership's overall interest in the Management Company.

        The rules regarding taxable REIT subsidiaries contain provisions generally intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans to, or rental, service or other agreements with, its taxable REIT subsidiary are determined not to be on arm's length terms. No assurance can be given that our loans to, or rental, service or other agreements with, our taxable REIT subsidiaries will be on arm's length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to us in a particular calendar year, we may designate a corresponding portion of dividends we pay to our noncorporate stockholders during that year as "qualified dividend income" eligible to be taxed at reduced rates to noncorporate recipients. See "Taxation of U.S. Stockholders" below.

        We believe that we are in compliance with the asset tests. Substantially all of our investments are in properties that are qualifying real estate assets.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot ensure that these steps always will be successful.

        Beginning in 2005, if we fail to satisfy the 5% and/or 10% asset tests for a particular quarter, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that we come into compliance with the asset tests generally within six months after the last day of the quarter in which we identify the failure. In addition, beginning in 2005, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following our identification of the failure, we file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we come into compliance with the asset tests generally within six months after the last day of the quarter in which the failure was identified; and (iv) we pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the earlier of the date we dispose of such assets or the end of the quarter in which we come into compliance with the asset tests.

Annual Distribution Requirements

        In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount equal to at least:

  (A)
  the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (2) 90% of the net income (after-tax), if any, from foreclosure property, minus

  (B)
  the sum of certain items of noncash income.

In addition, if we dispose of any asset with built-in gain during the ten-year period beginning on the date we acquired the property from a "C" corporation or became a REIT, we will be required, according to guidance issued by the Internal Revenue Service, to distribute at least 90% of the after tax built-in gain, if any, recognized on the disposition of the asset. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders' long-term capital gains.

        Furthermore, if we should fail to distribute during each calendar year at least the sum of:

  (1)
  85% of our ordinary income for the year,

  (2)
  95% of our net capital gain income for the year, and

  (3)
  any undistributed taxable income from prior periods,

we would be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.

        Our taxable income consists substantially of our distributive share of the income of the Operating Partnership. We expect that our taxable income will be less than the cash flow we receive from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

        It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

        Beginning in 2005, if we should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. In the case of stockholders that are not corporations, any such dividends may be taxable at a maximum rate of 15% during tax years beginning before January 1, 2011. In addition, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and noncorporate distributees may be eligible to treat the dividends as "qualified dividend income" taxable at capital gain rates. See "Taxation of U.S. Stockholders" below. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Taxation of U.S. Stockholders

        As used in this section, the term "U.S. stockholder" means a beneficial owner of our common or preferred stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as follows.

Distributions Generally

        Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. stockholder's shares, and distributions in excess of the U.S. stockholder's tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually pay the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.

        In general, dividends paid by REITs are not eligible for the 15% tax rate on "qualified dividend income" and, as a result, our ordinary REIT dividends will continue to be taxed at the higher ordinary income tax rate. Dividends received by a noncorporate stockholder could be treated as "qualified dividend income," however, to the extent we have dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent our dividends are attributable to income that is subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

        We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Taxation of CBL" above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend—an ordinary dividend or a capital gain dividend, as the case may be—regardless of our earnings and profits.

Capital Gain Dividends

        Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the stockholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 15% for long-term capital gain. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our "unrecaptured Section 1250 gain."

        If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Passive Activity Loss and Investment Interest Limitations

        Our distributions and gain from the disposition of our common or preferred stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against this income or gain. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of our common or preferred stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Certain Dispositions of Our Common or Preferred Stock

        A U.S. stockholder will recognize gain or loss on any taxable sale or other disposition of our common or preferred stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the U.S. stockholder's adjusted basis in the common or preferred stock. This gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the holder held the securities for more than one year. Noncorporate U.S. stockholders are generally taxable at a current maximum rate of 15% on long-term capital gain. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate U.S. stockholders) to a portion of capital gain realized by a noncorporate U.S. stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock regardless of its holding period for the stock.

        In general, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the discussion above) from us are required to be treated by such U.S. stockholder as long-term capital gain.

Treatment of Tax-Exempt U.S. Stockholders

        Our distributions to and any gain upon a disposition of our common or preferred stock by a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of our common or preferred stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code and that the common or preferred stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. If we were to be a "pension-held REIT" (which we do not expect to be the case) and were to meet certain other requirements, certain pension trusts owning more than 10% of our equity interests could be required to report a portion of any dividends they receive from us as unrelated business taxable income. For tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute unrelated business taxable income unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt U.S. stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains, and will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Special Tax Considerations for Non-U.S. Stockholders

        The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as "non-U.S. stockholders," are complex, and the following discussion is intended only as a summary of these rules. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. stockholder. Special rules may apply to certain non-U.S. stockholders such as "controlled foreign corporations" and "passive foreign investment companies." Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common or preferred stock, including any reporting requirements.

        Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common or preferred stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common or preferred stock is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder).

        Non-Dividend Distributions.    Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common or preferred stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to a 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

        We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided or (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends.    Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains ("USRPI Capital Gains") from dispositions of United States Real Property Interests, or USRPIs, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and therefore will be subject to U.S. income tax at the rates applicable to U.S. stockholders, without regard to whether such distribution is designated as a capital gain dividend. The properties owned by the Operating Partnership generally are USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder that is not entitled to treaty exemption. Notwithstanding the preceding, distributions received on our common or preferred stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. stockholder from the sale or exchange of a USRPI if (1) our common or preferred stock is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the 1-year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. stockholder, and the tax consequences to the non-U.S. stockholder will be as described above under "Ordinary Dividends."

        Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the shares is effectively connected with the non-U.S. stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax) or (2) the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        We generally will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 5% of our common shares while such shares are regularly traded on an established securities market. Instead, those amounts will be treated as described above under "Ordinary Dividends."

        If our common or preferred stock does not constitute a USRPI, a sale of our common or preferred stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless (1) investment in the common or preferred stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the common or preferred stock is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or (3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

        The offered securities will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of our common or preferred stock will not be subject to taxation under FIRPTA. However, because we are publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

        If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder's sale of our common or preferred stock would be subject to tax under FIRPTA as sale of a USRPI would depend on whether the common or preferred stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the common or preferred stock will be listed) and on the size of the selling stockholder's interest in our company. If the gain on the sale of our common or preferred stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, and subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our common or preferred stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased common or preferred stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of common or preferred stock may be required to withhold 10% of the purchase price and remit that amount to the Internal Revenue Service.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

        Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, our common or preferred stock. Backup withholding generally will apply if the holder:

  (1)
  fails to furnish its taxpayer identification number, which, for an individual, would be the individual's social security number,

  (2)
  furnishes an incorrect taxpayer identification number,

  (3)
  is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends, or

  (4)
  under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Non-US. Stockholders

        Proceeds from a disposition of our common or preferred stock will not be subject to information reporting and backup withholding if the beneficial owner of the common or preferred stock is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the common or preferred stock securities to provide it with a completed, executed Internal Revenue Service Form W-8BEN, certifying under penalty of perjury to the beneficial owner's non-U.S. status.

        A non-U.S. stockholder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Refunds

        Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any U.S. federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required procedures are followed.

State and Local Taxation

        We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.

Tax Aspects of the Operating Partnership

        The following discussion summarizes certain U.S. federal income tax considerations applicable solely to our investment in the Operating Partnership through CBL Holdings I and CBL Holdings II. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Income Taxation of the Operating Partnership and Its Partners

        Partners, Not the Operating Partnership, Subject to Tax.    A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we will be required to take into account our allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the Operating Partnership.

        Operating Partnership Allocations.    Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.

        If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The Operating Partnership's allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under that section.

        Tax Allocations with Respect to Contributed Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time (the "book-tax difference"). The partnership agreement for the Operating Partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Internal Revenue Code.

        In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may, as to certain contributed assets, cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "—Requirements for Qualification—Annual Distribution Requirements," above. In addition, the application of Section 704(c) of the Internal Revenue Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

        Basis in Operating Partnership Interest.    Our adjusted tax basis in our indirect partnership interest in the Operating Partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the Operating Partnership, (2) will be increased by (a) our allocable share of the Operating Partnership's income and (b) our allocable share of certain indebtedness of the Operating Partnership and of the property partnerships and (3) will be reduced, but not below zero, by our allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the Operating Partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Internal Revenue Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership's non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.

        By virtue of our status as the sole stockholder of CBL Holdings I, which is the sole general partner of the Operating Partnership, we will be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Internal Revenue Code. As a result, our adjusted tax basis in our indirect partnership interest in the Operating Partnership may exceed our proportionate share of the total indebtedness of the Operating Partnership.

        If the allocation of our distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership is considered a constructive cash distribution to us.

        Depreciation Deductions Available to the Operating Partnership.    The Operating Partnership was formed in 1993 principally by way of contributions of certain properties or appreciated interests in property partnerships owning properties. Accordingly, the Operating Partnership's depreciation deductions attributable to the properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules under which the property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners.

Sale of the Operating Partnership's Property

        Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the Operating Partnership must, when recognized by the Operating Partnership, generally be allocated to the limited partners, including

CBL & Associates, Inc., under Section 704(c) of the Internal Revenue Code and Treasury Regulations promulgated under that section.

        In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the undepreciated gain will be allocated to the limited partners of the Operating Partnership, including to us, and we generally will be allocated only our share of capital gains attributable to depreciation deductions we enjoyed and appreciation, if any, occurring since the acquisition of our interest in the Operating Partnership. Any decision relating to the potential sale of any property that would result in recognition of gain of this kind will be made by the independent directors on our Board of Directors. The Operating Partnership will be required in this case to distribute to its partners all of the net cash proceeds from the sale up to an amount reasonably believed necessary to enable the limited partners, including us, to pay any income tax liability arising from the sale.

        Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's or property partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is inventory or other property held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for REIT status. For more information regarding the penalty tax and gross income tests, see "—Requirements for Qualification—Income Tests" above. The Operating Partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the Operating Partnership's and the property partnerships' investment objectives.

PLAN OF DISTRIBUTION

        We may sell securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. The prospectus supplement will set forth the terms of the offering of such securities, including:

  •
  the name or names of any underwriters, dealers or agents and the amounts of any securities underwritten or purchased by each of them,

  •
  the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents, and

  •
  any securities exchanges on which the securities may be listed.

        We may distribute our offered securities from time to time in one or more transactions at: (1) a fixed price or prices (which may be changed), (2) market prices prevailing at the time of sale, (3) prices related to the prevailing market prices at the time of sale, or (4) negotiated prices. Any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers or agents may be changed from time to time.

        If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis.

If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

        In connection with the sale of our offered securities, underwriters or agents may receive compensation from us or from purchasers of our offered securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our offered securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the sale of our offered securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

        In connection with any offering of the offered securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, us or our Operating Partnership in the ordinary course of business.

        Unless otherwise specified in the applicable prospectus supplement, each series of offered securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any series of preferred stock, depositary shares, common stock warrants or units on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for any of our offered securities.

        In order to comply with the securities laws of certain states, if applicable, we will sell our offered securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states we may not sell our offered securities unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

        The validity of the offered securities and certain legal matters described under "Certain U.S. Federal Income Tax Considerations" in this prospectus and in any prospectus supplement (as applicable) will be passed upon for us by Husch Blackwell Sanders LLP, Chattanooga, Tennessee. Certain partners in Husch Blackwell Sanders LLP serve as our assistant secretaries, and certain attorneys who are partners in or employees of Husch Blackwell Sanders LLP, and who are engaged in representing the Company, may be deemed to beneficially own (directly or indirectly) an aggregate of 56,274 shares of our Common Stock and 13,595 depositary shares, each representing 1/10th of a share of our Series D Preferred Stock. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from CBL & Associates Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

50,000,000 Shares

CBL & Associates Properties, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Wachovia Securities

June     , 2009